Exhibit 99.1

Jerash Holdings Announces Board Leadership Transition,

Nominates Co-Founder Tsze Lun (Ringo) Ng as Chairman;

Lin Hung (Sam) Choi to Continue as CEO

Fairfield, New Jersey – July 21, 2026 – Jerash Holdings (US), Inc. (Nasdaq: JRSH) (the “Company” or “Jerash”), which manufactures and exports custom, ready-made, sportswear and outerwear for leading global brands, today announced that its board of directors (the “Board”) had nominated Ringo Ng for election as a director at the Company’s 2026 Annual Meeting of Stockholders (the “Annual Meeting”) in September. If elected by stockholders, Mr. Ng will succeed Sam Choi as Chairman of the Board, effective immediately following the Annual Meeting. Mr. Choi will continue to serve as the Company’s CEO and will not stand for re-election to the Board at the Annual Meeting.

Mr. Ng, a co-founder of the Company, has served as Head of Marketing of Jerash and its subsidiaries, Jerash Garments and Fashions Manufacturing Co., Ltd. and Treasure Success International Limited (“Treasure Success”) since 2018 and as Head of Business Development of Treasure Success since 2022. He has also served as a director of Treasure Success since 2016. Mr. Ng has more than 50 years of experience in trade and manufacturing within the garment industry.

“Separating the Chairman and CEO roles reflects our commitment to strong corporate governance and, over the long term, is the best structure for Jerash and its stockholders,” said Sam Choi. “As we enter our next phase of growth, focusing fully on my role as CEO will enable me to lead the Company’s growth plan and advance the strategic objectives we have set for the business.”

“I am honored to be nominated as Chairman of the Board and to continue supporting Sam and the management team as they implement Jerash’s growth strategy,” said Ringo Ng. “Having worked alongside Sam to grow the Company since its inception, I have a deep appreciation for Jerash’s business, culture and long-term opportunities. With my experience in the textile and apparel industry, I look forward to helping guide the Board’s development of long-term growth strategy, while supporting management and the Board to focus on their respective responsibilities.”

About Jerash Holdings (US), Inc.

Jerash Holdings (US), Inc. manufactures and exports custom, ready-made, sportswear and outerwear for leading global brands and retailers, including VF Corporation (which owns brands such as The North Face, Timberland, and Vans), New Balance, G-III (which licenses brands such as Calvin Klein, Tommy Hilfiger, and Nautica), Hugo Boss, American Eagle, Acushnet Holdings Corp (which owns the brand FootJoy). Jerash’s existing production facilities in Jordan comprise eight factory units and six warehouses, and Jerash currently employs approximately 6,300 people. Additional information is available at www.jerashholdings.com.

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For more Information, Contact:

PondelWilkinson Inc.

Judy Lin or Roger Pondel

310-279-5980

jlin@pondel.com